                                                                   Exhibit 7(a)


                              COLLATERAL AGREEMENT

Streamedia Communications, Inc. ("Streamedia") agrees to pledge and assign TWO-HUNDRED SEVENTY-TWO THOUSAND THREE-HUNDRED FORTY-TWO (272,342) shares of Streamedia unregistered, restricted common stock to eSynch Corporation as securing collateral for the Promissory Note in the original face amount of $97,839.46 dated February 21, 2001 by and between Streamedia Communications, Inc. and eSynch Corporation (the "Note"). In the event that additional borrowings are made under the Note, Streamedia shall pledge to eSynch Corporation an additional amount of shares of unregistered, restricted common stock equal to the amount of the borrowing divided by fifty percent (50%) of the last sale price reported for Streamedia's common stock on the date of the borrowing as set forth on the attachment to the Note. Streamedia agrees that subject to the terms of the Registration Rights Agreement of this date between eSynch Corporation and Streamedia, Streamedia will register the unregistered collateral stock, whether or not the stock has been foreclosed at such time, in connection with any registration Streamedia undertakes of common stock after the date of this Note, except a registration on a form that would not permit registration of the collateral shares thereon.



SIGNED AND ACKNOWLEDGED:

STREAMEDIA COMMUNICATIONS, INC.

  /s/ Henry Siegel                           Date:      3/5/01
--------------------------------                  --------------------------
By: Henry Siegel
President and Chief Executive Officer